Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Solid Q1 2019 Results

•	Revenue of $2.0 billion, up 13% y/y

•	Earnings per share (EPS) of $1.55, up 41% y/y; Adjusted EPS* of $1.68, up 53% y/y

•	Cash from operations of $242 million, up 45% y/y; Adjusted free cash flow* of $209 million, up 77% y/y

•	Received conditional clearance from the European Commission for the acquisition of Asco, expect to close in Q2 after meeting required implementation conditions

•	Announced MOA with Boeing to maintain 737 production rate at 52 shipsets per month

•	Prior 2019 guidance does not reflect the 737 MAX production schedule changes, new guidance to be issued at a later date

Wichita, Kan., May 1, 2019 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported first quarter 2019 financial results.

Table 1. Summary Financial Results (unaudited)
	1st Quarter
($ in millions, except per share data)	2019	2018	Change
Revenues	$1,968	$1,736	13%
Operating Income	$233	$160	46%
Operating Income as a % of Revenues	11.8%	9.2%	260 BPS
Net Income	$163	$125	30%
Net Income as a % of Revenues	8.3%	7.2%	110 BPS
Earnings Per Share (Fully Diluted)	$1.55	$1.10	41%
Adjusted Earnings Per Share (Fully Diluted)*	$1.68	$1.10	53%
Fully Diluted Weighted Avg Share Count	105.3	114.1

737 Program
On April 5, 2019, Spirit announced it will maintain its current delivery rate on the Boeing 737 program of 52 shipsets per month following Boeing’s announcement that it will reduce its own production rate to 42 aircraft per month. On April 12, 2019, Boeing and Spirit executed a Memorandum of Agreement which established that all Boeing 737 shipsets produced above Boeing’s production rate (collectively, the “incremental shipsets”) will be deemed to be delivered to Boeing “FOB” at Spirit’s facilities, which will trigger Boeing’s payment obligations for the

* Non-GAAP financial measure, see Appendix for reconciliation incremental shipsets. Spirit will maintain these shipsets at Spirit’s facilities. Spirit will also receive certain advance payments from Boeing for material purchases, all of which are repayable.
“Previously, we had planned to increase production to 57 aircraft per month on the Boeing 737 program beginning in approximately June 2019. Now, we will be maintaining production at our current rate of 52 aircraft per month. With this schedule, we will produce fewer 737 MAX aircraft this year than we previously forecasted, by five units per month beginning in June, for as long as we remain at a production rate of 52 aircraft per month," said Tom Gentile, Spirit's President and Chief Executive Officer. "Given the reduction in production units and corresponding revenue, we have begun taking immediate actions to reduce expenses, defer capital investments, and redouble our efforts on working capital improvements to mitigate the financial impact of the production rate change. After spending $75 million in the first quarter on share repurchases, we will pause our share repurchases pending further clarity surrounding the 737 MAX.”
“Our prior guidance for 2019 assumed we would increase 737 monthly production in June 2019 to 57 aircraft. As we now expect to remain at 52 aircraft per month for some period of time, that guidance does not reflect our current outlook,” said Gentile. “Due to the uncertainties, we will issue updated guidance for 2019 when we receive more definitive information on the timing of the 737 MAX return to service and Boeing's new production schedule.”
Revenue
    Spirit’s first quarter 2019 revenue was $2.0 billion, up from the same period of 2018. This increase was primarily driven by higher production volumes on the Boeing 737 and 787 programs, favorable model mix on the Boeing 737 program and higher revenue recognized on the Boeing 787 program, partially offset by lower non-recurring activity on certain Boeing programs. (Table 1)
Spirit’s backlog at the end of the first quarter of 2019 was approximately $48 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the first quarter of 2019 was $233 million, up compared to $160 million in the same period of 2018. This increase was primarily due to higher production volume and model mix on the Boeing 737 program, the absence of forward losses recognized on the Boeing 787 program during the first quarter of 2018 and higher margin recognized on the Airbus A350 program. First quarter EPS was $1.55, up compared to $1.10 in the same period of 2018. First quarter adjusted EPS* was $1.68, excluding the impact of the planned Asco acquisition. (Table 1)

* Non-GAAP financial measure, see Appendix for reconciliation

Cash
Cash from operations in the first quarter of 2019 was $242 million, up compared to $167 million in the same quarter last year, primarily due to higher receipts from customers and lower incentive compensation payments. Adjusted free cash flow* in the first quarter of 2019 was $209 million, compared to $118 million in the same period of 2018. Cash balance at the end of the quarter was $1.2 billion, which provides the funds necessary to complete the acquisition of Asco. (Table 2)
During the first quarter, Spirit repurchased 0.8 million shares for $75 million. There was $925 million remaining under the current share repurchase authorization at the end of the first quarter.

Table 2. Cash Flow and Liquidity (unaudited)
	1st Quarter
($ in millions)	2019	2018	Change
Cash from Operations	$242	$167	45%
Purchases of Property, Plant & Equipment	($41)	($48)	(15%)
Free Cash Flow*	$201	$118	70%
Adjusted Free Cash Flow*	$209	$118	77%

Liquidity	March 28, 2019	December 31, 2018
Cash	$1,228	$774
Total Debt	$2,247	$1,895

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the first quarter of 2019 increased by 11 percent from the same period last year to $1.1 billion. This increase was primarily due to higher production volumes on the Boeing 737 and 787 programs in addition to higher revenue recognized on the Boeing 787 program. Operating margin for the first quarter of 2019 increased to 13.0 percent, compared to 12.4 percent during the same period of 2018, primarily due to the absence of forward losses on the Boeing 787 program recognized during the first quarter of 2018. In the first quarter of 2019, the segment recorded pretax $(1.2) million of unfavorable cumulative catch-up adjustments and $3.7 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Propulsion Systems
Propulsion Systems segment revenue in the first quarter of 2019 increased 23 percent from the same period last year to $486 million, primarily driven by higher production volume and model mix on the Boeing 737 program and higher revenue recognized on the Boeing 787 program. Operating margin for the first quarter of 2019 increased to 19.7 percent, compared to 13.4 percent during the same period of 2018, primarily due to model mix on the Boeing 737 program. In the first quarter of 2019, the segment recorded pretax $(2.8) million of unfavorable cumulative catch-up adjustments and $0.5 million of favorable changes in estimates on forward loss programs.
Wing Systems
Wing Systems segment revenue in the first quarter of 2019 increased eight percent from the same period last year to $408 million, primarily due to higher production volume on the Boeing 737, 777 and 787 programs as well as higher wing deliveries on the Airbus A350 program. Operating margin for the first quarter of 2019 increased to 16.1 percent, compared to 13.5 percent during the same period of 2018, primarily driven by performance on the Airbus A350 program. In the first quarter of 2019, the segment recorded pretax $(0.2) million of unfavorable cumulative catch-up adjustments and $0.5 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	1st Quarter
($ in millions)	2019	2018	Change
Segment Revenues
Fuselage Systems	$1,069.6	$962.7	11.1%
Propulsion Systems	485.7	394.5	23.1%
Wing Systems	407.9	377.0	8.2%
All Other	4.6	1.9	**
Total Segment Revenues	$1,967.8	$1,736.1	13.3%
Segment Earnings from Operations
Fuselage Systems	$138.9	$119.7	16.0%
Propulsion Systems	95.5	52.9	80.5%
Wing Systems	65.8	50.8	29.5%
All Other	1.2	(1.0)	**
Total Segment Operating Earnings	$301.4	$222.4	35.5%
Unallocated Expense
SG&A	($63.6)	($56.2)	(13.2%)
Research & Development	(12.9)	(9.4)	(37.2%)
Cost of Sales	8.1	2.7	**
Total Earnings from Operations	$233.0	$159.5	46.1%
Segment Operating Earnings as % of Revenues
Fuselage Systems	13.0%	12.4%	60 BPS
Propulsion Systems	19.7%	13.4%	630 BPS
Wing Systems	16.1%	13.5%	260 BPS
All Other	**	**	**
Total Segment Operating Earnings as % of Revenues	15.3%	12.8%	250 BPS
Total Operating Earnings as % of Revenues	11.8%	9.2%	260 BPS
 ** Represents an amount equal to or in excess of 100% or not meaningful

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production, including our ability to meet contractually required production rate increases; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program and other programs; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft and expanding model mixes; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals, including our ability to obtain in a timely fashion any required regulatory or other third party approvals for the consummation of our announced acquisition of Asco, and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements, including our ability to timely deliver quality products, under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of non-payment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, acts of terrorism, or government action such as mandatory aircraft fleet grounding; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt; 18) competition from or in-sourcing by commercial aerospace original equipment manufacturers and competition from other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly skilled employees and our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) our exposure to potential product liability and warranty claims; 31) our ability to effectively assess, manage and integrate acquisitions that we pursue, including our ability to successfully integrate the Asco business and generate synergies and other cost savings; 32) the consummation of our announced acquisition of Asco while avoiding any unexpected costs, charges, expenses, and adverse changes to business relationships and other business disruptions for ourselves and Asco as a result of the acquisition; 33) our ability to continue selling certain receivables through our supplier financing program; 34) the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; 35) prolonged periods of inflation where we do not have adequate inflation protection in our customer contracts, among other things; and 36) the timing and conditions surrounding the return to service of the 737 MAX fleet and related impacts on our production rate. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	1st Quarter
	2019	2018
B737	152	128
B747	1	1
B767	8	8
B777	13	9
B787	42	37
Total Boeing	216	183

A220(1)	8	—
A320 Family	178	162
A330	9	16
A350	28	28
A380	1	2
Total Airbus	224	208

Business/Regional Jet(1)	13	20

Total	453	411

(1) Airbus acquired majority ownership in the C-Series program (subsequently renamed to the A220 program) in July 2018; all C-Series deliveries prior to Q3 2018 are included in Business/Regional Jet and all subsequent A220 deliveries are included in A220.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 28, 2019	March 29, 2018
	($ in millions, except per share data)
Revenue	$1,967.8	$1,736.1
Operating costs and expenses:
Cost of sales	1,658.3	1,511.0
Selling, general and administrative	63.6	56.2
Research and development	12.9	9.4
Total operating costs and expenses	1,734.8	1,576.6
Operating income	233.0	159.5
Interest expense and financing fee amortization	(18.8)	(11.3)
Other (expense) income, net	(11.0)	4.1
Income before income taxes and equity in net income of affiliate	203.2	152.3
Income tax provision	(40.1)	(27.5)
Income before equity in net income of affiliate	163.1	124.8
Equity in net income of affiliate	—	0.6
Net income	$163.1	$125.4

Earnings per share
Basic	$1.57	$1.11
Shares	104.0	113.0

Diluted	$1.55	$1.10
Shares	105.3	114.1

Dividends declared per common share	$0.12	$0.10

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 28, 2019	December 31, 2018
	($ in millions)
Assets
Cash and cash equivalents	$1,228.4	$773.6
Restricted cash	0.3	0.3
Accounts receivable, net	618.9	545.1
Contract assets, short-term	556.9	469.4
Inventory, net	991.6	1,012.6
Other current assets	31.3	48.3
Total current assets	3,427.4	2,849.3
Property, plant and equipment, net	2,183.7	2,167.6
Right of use assets	51.3	—
Contract assets, long-term	25.3	54.1
Pension assets	333.9	326.7
Other assets	276.1	288.2
Total assets	$6,297.7	$5,685.9
Liabilities
Accounts payable	$1,072.8	$902.6
Accrued expenses	329.0	313.1
Profit sharing	20.4	68.3
Current portion of long-term debt	32.4	31.4
Operating lease liabilities, short-term	5.6	—
Advance payments, short-term	19.8	2.2
Contract liabilities, short-term	148.9	157.9
Forward loss provision, short-term	15.2	12.4
Deferred revenue and other deferred credits, short-term	19.8	20.0
Deferred grant income liability - current	12.6	16.0
Other current liabilities	79.8	58.2
Total current liabilities	1,756.3	1,582.1
Long-term debt	2,214.9	1,864.0
Operating lease liabilities, long-term	45.7	—
Advance payments, long-term	212.1	231.9
Pension/OPEB obligation	33.8	34.6
Contract liabilities, long-term	383.5	369.8
Forward loss provision, long-term	156.5	170.6
Deferred revenue and other deferred credits	42.5	31.2
Deferred grant income liability - non-current	29.6	28.0
Other liabilities	101.7	135.6
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 104,876,827 and 105,461,817 shares issued and outstanding, respectively	1.0	1.1
Additional paid-in capital	1,098.6	1,100.9
Accumulated other comprehensive loss	(194.9)	(196.6)
Retained earnings	2,871.9	2,713.2
Treasury stock, at cost (41,515,847 and 40,719,438 shares, respectively)	(2,456.0)	(2,381.0)
Total stockholders’ equity	1,320.6	1,237.6
Noncontrolling interest	0.5	0.5
Total equity	1,321.1	1,238.1
Total liabilities and equity	$6,297.7	$5,685.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 28, 2019	March 29, 2018
	($ in millions)
Operating activities
Net income	$163.1	$125.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	60.5	56.8
Amortization expense	0.8	0.8
Accretion of customer supply agreement	1.1	1.2
Employee stock compensation expense	7.7	7.1
Loss (gain) from derivative instruments	9.6	(1.7)
Gain from foreign currency transactions	(0.1)	(1.6)
Loss on impairment and disposition of assets	(0.1)	(0.2)
Deferred taxes	8.1	(1.2)
Pension and other post-retirement benefits, net	(6.4)	(8.7)
Grant liability amortization	(5.7)	(5.1)
Equity in net income of affiliate	—	(0.6)
Forward loss provision	(11.3)	(36.9)
Changes in assets and liabilities
Accounts receivable, net	(68.8)	(96.6)
Contract assets	(57.6)	(70.0)
Inventory, net	23.5	45.3
Accounts payable and accrued liabilities	129.9	177.8
Profit sharing/deferred compensation	(48.0)	(93.1)
Advance payments	(2.2)	(25.3)
Income taxes receivable/payable	29.4	25.9
Contract liabilities	4.9	77.1
Deferred revenue and other deferred credits	11.6	2.6
Other	(7.8)	(12.4)
Net cash provided by operating activities	$242.2	$166.6
Investing activities
Purchase of property, plant and equipment	(40.8)	(48.2)
Other	0.1	0.2
Net cash used in investing activities	($40.7)	($48.0)
Financing activities
Principal payments of debt	(2.6)	(1.7)
Payments on term loan	—	(6.2)
Proceeds from revolving credit facility	100.0	—
Proceeds from issuance of debt	250.0	—
Taxes paid related to net share settlement awards	(10.0)	(12.7)
Purchase of treasury stock	(75.0)	(73.8)
Dividends paid	(12.7)	(11.5)
Net cash provided by (used in) financing activities	$249.7	($105.9)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(0.3)	—
Net increase in cash, cash equivalents, and restricted cash	$450.9	$12.7
Cash, cash equivalents, and restricted cash, beginning of the period	794.1	445.5
Cash, cash equivalents, and restricted cash, end of the period	$1,245.0	$458.2

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	March 28, 2019	March 29, 2018
Cash and cash equivalents, beginning of the period	$773.6	$423.3
Restricted cash, short-term, beginning of the period	0.3	2.2
Restricted cash, long-term, beginning of the period	20.2	20.0
Cash, cash equivalents, and restricted cash, beginning of the period	$794.1	$445.5

Cash and cash equivalents, end of the period	$1,228.4	$437.9
Restricted cash, short-term, end of the period	0.3	0.4
Restricted cash, long-term, end of the period	16.3	19.9
Cash, cash equivalents, and restricted cash, end of the period	$1,245.0	$458.2

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, and (iii) adjusted free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as "cash from operations"), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities. Management uses Adjusted Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	1st Quarter
	2019		2018
GAAP Diluted Earnings Per Share	$1.55		$1.10
Impact of Asco Acquisition	0.13	a	—
Adjusted Diluted Earnings Per Share	$1.68		$1.10

Diluted Shares (in millions)	105.3		114.1

a Represents the three months ended Q1 2019 Asco acquisition impact of $0.13 per share, which includes:
- Loss related to foreign currency forward contract of $0.11 (loss included in Other income)
- Transaction costs of $0.02 (included in SG&A)

Free Cash Flow
($ in millions)

	1st Quarter
	2019		2018
Cash from Operations	$242		$167
Capital Expenditures	(41)		(48)
Free Cash Flow	$201		$118
Costs related to acquisition of Asco	8	a	—

Adjusted Free Cash Flow	$209		$118

a Represents the three months ended Q1 2019 Asco acquisition impact of $8 million comprised of:
- Cash paid on foreign currency forward contract of $6 million
- Transaction payments of $2 million

* Non-GAAP financial measure, see Appendix for reconciliation